Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-03983, 333-82751, 333-37262, 333-88510, 333-116250 and 333-159369) of Terex Corporation of our report dated February 24, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note D, as to which the date is November 5, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this current report on Form 8-K dated November 5, 2010.

/s/PricewaterhouseCoopers LLP

Stamford, Connecticut

November 5, 2010